TO:          MR. EDDIE PEARCE
             NATIONAL SENIOR TOUR

FROM:        PAT PATTON

SUBJECT:     DIRECTOR OF MARKETING
             MEMO OF UNDERSTANDING

NUMBER OF PAGES, INCLUDING COVER: 3

 -------------------------------------------------------- 01/01/99

As per our telephone conversations, this document will serve as a memo of understanding regarding the position of Director of Marketing for the National Senior Tour (Tour). Furthermore, it is with sincere appreciation and excitement that I accept the position and responsibilities of this vital role.

Under your guidance and direction I will serve the National Senior Tour as the Director of Marketing. I understand that this role will be both domestic and International in scope, but will be initially targeting 12 + professional golfing events in the US market during 1999. Previous Tour locations and new venues will be selected for the 1999 series. I will remain flexible regarding responsibilities and will be available to serve the Tour in the most beneficial manner possible. It is understood and agreed to that responsibilities will include the following:

     Provide sponsorship development for all events (local) Provide sponsorship development for the Tour (national) Provide sponsorship development for the Tour (international) Provide training and orientation for all events
     Coordinate advertising and media placement - international Coordinate public relations - international
     Coordinate marketing and advertising research - international Coordinate overall sales efforts - international
     Coordinate all contractual agreements as related to marketing Create, design, and implement International Marketing Plans


                           NATIONAL SENIOR TOUR
                             2112 BALTUSROL DR.
                        AUSTIN, TEXAS 78747-1202 USA
 PHONE - + (512)472-1095 / FAX - + (512)2824838 / E-MAIL - agmx@juno.com

Memo of Understanding

Unlimited Ltd. will serve as the international Marketing, Marketing Research, Advertising, Media, Public Relations, and E-commerce agency of record for Associated Golf Management, Inc. The National Senior Tour, The International Senior Tour, biggolfstore.com, and other entities as so designated.

As part of the overall responsibilities, I fully understand that the most critical aspect will be the raising of funding for each tournament event. It Is also my understanding that I will have the full support of the Tour, Tour staff, facilities, and previous relationships to accomplish our goals on an event by event basis. A target of $75,000 net in sponsorships per event must be raised, and it is understood that the Tour may opt to cancel an event if the $75,000 net amount in sponsorships is not obtained. For clarification, it is understood that this $75,000 includes sponsorships, daily ticket sales, advertising, and other Incomes with the exception of entry fees.

The following compensation program for the Director of Marketing position will be in effect with the date of this memo:

     Direct expense reimbursement under your guidance and approval

     20% of all income generated per event, to include but not be limited to:

          - All sponsorship sales and marketing
          - Contractual revenues generated
          - Daily ticket sales to tournament and events

No money will be paid if tournament is cancelled

Bonus Incentives - (per event)

          -  $150,000 net revenues raised after 20% commission -
                (Total = $187,500 before commissions paid)

              -  $5,000 paid directly to the Director of Marketing
              -  5,000 shares of stock in Associated Golf


                           NATIONAL SENIOR TOUR
                             2112 BALTUSROL DR.
                        AUSTIN, TEXAS 78747-1202 USA
 PHONE - + (512)472-1095 / FAX - + (512)2824838 / E-MAIL - agmx@juno.com

                 Management, Inc. to be issued to the Director of Marketing before the end of the calendar year of that event


          -  $100,000 net revenues raised after 20% commission -
               (Total = $125,000 before commissions paid)

             -  $2,000 paid directly to the Director of Marketing

     All expense reimbursement and commission compensations will be paid within 10 working days after submission to Tour offices.

The above listed details are intended to be the foundation for additional information and verifications as necessary to ensure the success of the Tour. Additions, addendums, and clarifications will be added with the approval of all parties.

Memo of Understanding


The aforementioned responsibilities, compensations, and clarifications are understood and agreed to:


/s/ Eddie Pearce                     /s/ Pat Patton
----------------------               -------------------
Eddie Pearce                         Pat Patton
Commissioner                         Director of Marketing
National Senior Tour                 National Senior Tour

01/01/99                             01/01/99
--------                             --------
Date                                 Date




                           NATIONAL SENIOR TOUR
                             2112 BALTUSROL DR.
                        AUSTIN, TEXAS 78747-1202 USA
 PHONE - + (512)472-1095 / FAX - + (512)2824838 / E-MAIL - agmx@juno.com